Exhibit 5.1

May 5, 2017

Board of Directors

QPAGOS

1900 Glades Road, Suite 265

Boca Raton, Florida 33431

Re:	QPAGOS Offering

Ladies and Gentlemen:

We have acted as special Nevada counsel to QPAGOS, a Nevada corporation (the “Company”), in connection with the Company’s effective Registration Statement on Form S-1 (File No. 333-212859) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), that is intended to register 16,136,274 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of 9,917,074 shares of common stock (the “Shares”) and 6,219,200 shares of common stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrant”) .

For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. Our opinion with respect to such matters is rendered as of the dates of the certificates referenced herein and is limited accordingly.

We express no opinion as to the applicability of, compliance with, or effect of: (i) federal law or (ii) the law of any jurisdiction other than the Nevada Revised Statutes. The opinions expressed herein are based upon currently existing statutes, rules, regulations and judicial decisions and are rendered as of the date hereof; and we disclaim any obligation to advise you of any change in the foregoing sources of law or subsequent developments in the law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to other matters.

Based on the foregoing, it is our opinion that (i) the Shares have been duly authorized, and all such Shares were and are validly issued, fully paid and nonassessable and (ii) the Warrant Shares, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ PARSONS BEHLE & LATIMER